Exhibit 99.1 NEWS RELEASE

Contacts:

Danny Hernandez
Danny.J.Hernandez@hii-co.com
(202) 264-7143

Former HII CEO Mike Petters Joins Board of Directors

NEWPORT NEWS, Va., (Oct. 20, 2026) — HII (NYSE: HII) announced today that former HII CEO and President Mike Petters was elected to the company’s board of directors.

“Mike brings deep shipbuilding expertise to the Board, and a unique familiarity with the history, mission, and evolution of HII,” said HII CEO and President Chris Kastner. “Mike’s shipbuilding background and strategic guidance are extremely valuable, and I look forward to welcoming him back to our Board of Directors.”

In 2022, Petters stepped down from his position as first CEO and president of Huntington Ingalls Industries, Inc., having steered its spin-off from Northrop Grumman in 2011. Petters joined Newport News Shipbuilding in 1987 in the Los Angeles-class submarine construction division and was promoted through the shipbuilding ranks to become president of the shipyard. Petters earned a bachelor’s degree in physics from the U.S. Naval Academy in 1982, served aboard the nuclear-powered submarine USS George Bancroft (SSBN 643) and spent five years in the U.S. Naval Reserve, and later earned an MBA from the College of William and Mary.

“There are few people with as much experience in shipbuilding as Mike Petters,” said Kirkland Donald, HII’s chairman of the Board of Directors. “We are proud to be able to continue to leverage his expertise as HII ramps the nation’s capacity to deliver for the U.S. Navy.”

Petters has served as the chairman of the Virginia Business Council, as chairman of the Aerospace Industries Association, and on the William and Mary Board of Visitors and the Center for a New American Security Board of Advisors. He continues to serve on the U.S. Naval Academy Foundation Board of Directors and on the U.S. Naval Institute Board of Directors. Among numerous awards and recognition, Petters has received the Lone Sailor Award from the Navy Memorial Foundation, the Owen B. Butler Education Excellence Award from the Committee for Economic Development, and the Lifetime Achievement Award from the Virginia Chamber of Commerce. A lifelong supporter of early childhood education, Petters also established HII’s Scholarship Fund in 2016, which supports the educational needs of its employees through scholarships for pre-K and secondary education and continues through today, having served over 1,900 students.

Exhibit 99.1

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About HII

HII is America’s Seapower Company. The nation’s largest shipbuilder, HII builds the manned and unmanned maritime systems and all-domain mission technologies that project U.S. and allied power around the world. With a more than 140-year history of advancing U.S. national security, HII is headquartered in Virginia and employs 45,000 people across three divisions. For more information, visit:

•HII on the web: https://www.HII.com/
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•HII on LinkedIn: https://www.linkedin.com/company/wearehii